Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Dale Parker, Interim Chief Executive Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2015 Fourth-Quarter and
Full-Year Financial Results

•	Fourth quarter continuing operations product gross margin was 42 percent, up 2 percentage points from the prior year period product gross margin of 40 percent
•	2015 operating and non-GAAP operating income from continuing operations was $383,000 and $1.2 million, respectively
•	Operating expenses from continuing operations of $11.4 million in 2015 improved approximately 28 percent from the prior year
•	Secured Florida DOT Traffic approval of the Sx-300 RTMS® product and launched new Sx-300 HD Cam in the fourth quarter

Saint Paul, Minn., March 3, 2016 — Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its fourth quarter and fiscal year ended December 31, 2015.

Fourth-Quarter Results:

Image Sensing’s 2015 fourth quarter revenue from continuing operations was $3.5 million, a 10 percent decrease in revenue from continuing operations of $3.9 million in the fourth quarter of 2014. Gross margin from continuing operations for the fourth quarter of 2015 was 69 percent, a slight decrease from a gross margin of 70 percent for the same period in 2014. The decrease in the gross margin percent was the result of a higher percentage of revenue from product sales. Revenue from royalties was $1.6 million in the fourth quarter of 2015 compared to $1.9 million in the fourth quarter of 2014.

Product sales from continuing operations decreased to $1.9 million in the quarter, a 6 percent decrease from the $2.0 million in the fourth quarter of 2014. The decrease in product sales was a result of the planned withdrawal from the Asia market in 2015. Autoscope Video product sales and royalties were $375,000 and $1.6 million, respectively, and RTMS Radar product sales were $1.5 million in the fourth quarter of 2015. Product sales gross margin from continuing operations for the fourth quarter of 2015 was 42 percent, an increase of 2 percentage points from the gross margin of 40 percent for the same period in the prior year.

The Company’s net loss from continuing operations in the fourth quarter was $403,000, or $0.08 per basic share, a 64 percent improvement from the continuing operations net loss of $1.1 million, or $0.23 per basic share, in the fourth quarter of 2014. The fourth quarter 2015 net loss from continuing operations includes operating expenses of $2.8 million, a $1.1 million, or 27 percent, improvement from the fourth quarter of 2014.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, operating loss from continuing operations for the fourth quarter of 2015 was $231,000 compared to $642,000 for the fourth quarter of 2014.

“During the quarter, we continued to see improvement in our product gross margin and expect our gross margin percentage to continue to increase,” said Dale Parker, Image Sensing Systems’ interim chief executive officer. “We also were pleased to see the expected reduction in operating expenses when compared to the prior year period.

“From a product perspective, we announced that our RTMS Sx-300 product was approved by Florida DOT Traffic in the fourth quarter. We also expanded our vehicle detection portfolio with the launch of our new RTMS® Sx-300 HD CAM product during the quarter. The combination of the state-of-the-art Sx-300 and high definition camera provides a one-of-a-kind, all-in-one radar sensor that delivers superior detection on roadways, giving traffic management experts the ability to collect traffic data to manage their infrastructure better than ever. We believe that the Florida DOT Traffic approval and launching our new market-leading RTMS® Sx-300 HD CAM product, reaffirms our commitment to our core intelligent transportation systems (ITS) market.”

Full-Year Results:

Image Sensing’s revenue from continuing operations for 2015 was $15.2 million, a 16 percent decrease in revenue from continuing operations of $18.1 million in 2014. Gross margin from continuing operations for 2015 was 77 percent, an increase of 2 percentage points from the gross margin of 75 percent in the prior year. Revenue from royalties was $8.5 million in 2015 compared to $10.2 million in 2014.

Product sales from continuing operations decreased to $6.7 million in 2015, a 15 percent decrease from the $7.9 million in 2014. The decrease in product sales was a result of the planned withdrawal from the Asia market in 2015 and was partially offset by increases in product sales in other geographies. Autoscope Video product sales and royalties were $1.7 million and $8.5 million, respectively, and RTMS Radar product sales were $5.0 million in 2015. Product sales gross margin from continuing operations for 2015 was 48 percent, an increase of 6 percentage points from the gross margin of 42 percent experienced in 2014.

The Company’s net income from continuing operations for 2015 was $383,000, or $0.08 per basic share, a sharp improvement from a net loss from continuing operations of $2.0 million, or $0.41 per basic share, in 2014. Net income from continuing operations for 2015 includes operating expenses of $11.4 million, a nearly $4.5 million, or more than 28 percent, improvement from 2014.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, impairment of investment, restructuring charges and costs of the investigation for the applicable periods, operating income from continuing operations for 2015 was $1.3 million compared to an operating loss of $281,000 in 2014.

“We took major steps in 2015 to position Image Sensing Systems for the future,” continued Parker. “We transformed our company to align our organization with anticipated demand levels and the growth opportunities that we see going forward. During 2015 we capitalized $1.2 million of software development costs related to the development of our new video detection technologies which will be announced later in the year.”

Discontinued Operations: Sale of License Plate Recognition (LPR) Business Segment:

On July 9, 2015, Image Sensing Systems sold its LPR business to TagMaster A.B. for the purchase price of $4.2 million in cash. As a result of this sale, results of the LPR business segment are classified and reported as discontinued operations in all periods presented. In 2015, the Company incurred a net loss of $3.5 million from discontinued operations, including a loss on disposal of $1.1 million, related to the LPR business segment.

“The sale of our License Plate Recognition business segment in July provided us with additional funds that have allowed us to focus our efforts on growing in our chosen markets” concluded Parker.

Fourth Quarter Conference Call and Replay

Image Sensing Systems’ fourth quarter earnings conference call will start at 3:45 p.m. Central Time today. To participate, dial 800-905-0392 and reference conference ID 4550131. Please dial in at least 10 minutes prior to the call. A replay of the fourth quarter conference call will be available beginning at 6:45 p.m. Central Time today until 6:45 p.m. Central Time on March 8, 2016. To listen to the replay, dial 888-203-1112 and provide the access code: 4550131.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 20, 2015.

Image Sensing Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(unaudited)

	Three-Month Periods Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue
Royalties	$1,634	$1,910	$8,486	$10,247
Product sales	1,885	2,003	6,729	7,896
	3,519	3,913	15,215	18,143
Cost of revenue	1,093	1,192	3,477	4,583
Gross profit	2,426	2,721	11,738	13,560

Operating expenses
Selling, marketing and product support	950	1,235	3,216	5,093
General and administrative	1,160	1,255	4,048	4,299
Research and development	627	965	3,520	4,862
Amortization of intangible assets	88	122	455	488
Restructuring charges	—	310	119	770
Investigation matter	—	—	—	152
Impairment of investment	—	—	—	150
	2,825	3,887	11,358	15,814
Operating income (loss) from continuing operations	(399)	(1,166)	380	(2,254)
Other income	1	43	21	65
Income (loss) from continuing operations before income taxes	(398)	(1,123)	401	(2,189)
Income tax expense (benefit)	5	1	18	(154)
Net income (loss) from continuing operations	(403)	(1,124)	383	(2,035)
Net income (loss) from discontinued operations (including loss on disposal of $1,081)	134	(2,738)	(3,485)	(7,668)
Net loss	$(269)	$(3,862)	$(3,102)	$(9,703)

Basic net loss per share
Continuing operations	$(0.08)	$(0.23)	$0.08	$(0.41)
Discontinued operations	$0.03	$(0.55)	$(0.70)	$(1.54)
Net basic earnings per share	$(0.05)	$(0.78)	$(0.62)	$(1.95)

Diluted net loss per share
Continuing operations	$(0.08)	$(0.23)	$0.08	$(0.41)
Discontinued operations	$0.03	$(0.55)	$(0.70)	$(1.54)
Net diluted earnings per share	$(0.05)	$(0.78)	$(0.62)	$(1.95)

Weighted shares – basic	5,021	4,990	5,011	4,983
Weighted shares – diluted	5,021	4,990	5,011	4,983

Image Sensing Systems, Inc.
Condensed Consolidated Balance Sheet

(in thousands)
(unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$2,648	$2,656
Receivables, net	3,063	2,534
Inventories	648	825
Other current assets	445	660
	6,804	6,675
Property and equipment, net	518	697
Intangible assets, net	1,210	454
Deferred taxes	19	62
Discontinued operation assets	420	7,002
	$8,971	$14,890
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,519	$2,451
Warranty and other current liabilities	2,054	1,926
Accrued restructuring	—	216
	3,573	4,593
Deferred taxes and other long-term liabilities	—	165
Discontinued operation liabilities	—	1,812
Shareholders’ equity	5,398	8,320
	$8,971	$14,890

Image Sensing Systems, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)

(unaudited)

	Year Ended December 31,
	2015	2014
Operating activities
Net income (loss)	$383	$(2,035)
Net loss from discontinued operations	(3,485)	(7,668)
Net loss from continuing operations	(3,102)	(9,703)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Depreciation and amortization	753	901
Stock option expense	279	271
Loss on disposal of assets	4	191
Deferred income tax expense (benefit)	(157)	—
Changes in operating assets and liabilities	(1,118)	2,686
Net cash used for continuing operating activities	(3,341)	(5,654)
Net cash provided by discontinuing operating activities	1,557	3,075
Net cash used in operating activities	(1,784)	(2,579)

Investing activities
Purchases of property and equipment, net of disposals	(150)	(298)
Capitalized software development costs	(1,210)	—
Sales of investments, net	—	2,789
Net cash provided by (used for) continuing investing activities	(1,360)	2,491
Net cash provided by (used for) discontinued investing activities	3,253	(197)
Net cash provided by investing activities	1,893	2,294

Effect of exchange rate changes on cash	(117)	(623)

Increase (decrease) in cash and cash equivalents	(8)	(908)
Cash and cash equivalents, beginning of period	2,656	3,564
Cash and cash equivalents, end of period	$2,648	$2,656

Image Sensing Systems, Inc.
Non-GAAP Income (Loss) from Continuing Operations
(in thousands)
(unaudited)

We define Non-GAAP Income (Loss) from Continuing Operations as loss from continuing operations before amortization of intangible assets, depreciation, restructuring charges, investigation matter and impairment of investment expense for the applicable periods. Management believes Non-GAAP Income (Loss) from Continuing Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of Non-GAAP Income (Loss) from Continuing Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP Income (Loss) from Continuing Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Income (loss) from continuing operations	$(399)	$(1,166)	$380	$(2,254)
Amortization of intangible assets	88	122	455	488
Depreciation	80	92	298	413
Restructuring charges	—	310	119	770
Investigation matter	—	—	—	152
Impairment of investment	—	—	—	150
Non-GAAP income (loss) from continuing operations	$(231)	$(642)	$1,252	$(281)

Note – Our calculation of Non-GAAP Income (Loss) from Continuing Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data. However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.